Exhibit 5.1

Proskauer Rose LLP 2029 Century Park East Suite 2400 Los Angeles, CA 90067-3010

August 14, 2025

Xos, Inc.

3550 Tyburn Street

Los Angeles, California 90065

Ladies and Gentlemen:

We are acting as counsel to Xos, Inc., a Delaware corporation (the “Company”), in connection with the transactions contemplated by the Sales Agreement, dated August 14, 2025, by and between the Company and Roth Capital Partners, LLC, as sales agent (the “Sales Agreement”), of the Company’s common stock, par value $0.0001 per share (the “Shares”). Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Sales Agreement.

In connection with this opinion letter, we have examined originals or copies of such documents, corporate records and other instruments as we have deemed relevant, including, without limitation: (i) the Company’s Certificate of Incorporation, as amended to date (the “Certificate of Incorporation”); (ii) the Company’s bylaws, as amended to date (the “Bylaws”); (iii) a certificate, dated on or about the date hereof, issued by the Secretary of State of the State of Delaware, as to the Company’s existence and good standing in such jurisdiction; (iv) the resolutions of the Board of Directors of the Company; (v) the Sales Agreement; (vi) the Registration Statement on Form S-3, filed on May 30, 2023 (File No. 333-272284), and declared effective by the Commission on June 8, 2023 (the “Registration Statement”) and the Base Prospectus (the “Base Prospectus”) contained therein; (vii) the Prospectus Supplement to the Base Prospectus filed on or about the date hereof (the “Prospectus Supplement,” and together with the Base Prospectus, the “Prospectus”); and (viii) such other documents and matters as we have determined to be necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

As to matters of fact relevant to this opinion, we have relied upon, and assumed without independent verification, the accuracy of certificates of public officials and officers of the Company. We have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified, facsimile or photostatic copies, and the authenticity of the originals of such copies.

Based upon the foregoing, and subject to the limitations, qualifications, exceptions and assumptions expressed herein, we are of the opinion, assuming no change in the applicable law or pertinent facts, that the Shares have been duly authorized and, when issued in accordance with the terms of the Sales Agreement and upon payment of the consideration provided for therein, the Shares will be legally issued, fully paid and non-assessable.

Boca Raton | Boston | Chicago | Hong Kong | London | Los Angeles | New Orleans | New York | Paris | São Paulo | Washington, D.C.

August 14, 2025

This opinion is based upon and expressly limited to the General Corporation Law of the State of Delaware, as amended, and we do not purport to be experts on, or to express any opinion with respect to the applicability thereto, or to the effect, of the laws of any other jurisdiction or as to matters of local law or the laws of local governmental departments or agencies within the State of Delaware. The reference and limitation to the “General Corporation Law of the State of Delaware” includes all applicable Delaware statutory provisions of law and reported judicial decisions interpreting these laws.

Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters. Our opinion expressed herein is as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinion expressed herein.

We hereby consent to the filing of this opinion letter as an exhibit to the Company’s Current Report on Form 8-K (and its incorporation by reference into the Prospectus) and to the reference to our firm under the caption “Legal Matters” in the Prospectus. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Proskauer Rose LLP